Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ABRAXIS, INC.

New Abraxis, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That the name of the Corporation is New Abraxis, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 18, 2007.

2. That the Board of Directors of New Abraxis, Inc. approved and adopted resolutions setting forth the proposed amendment and restatement of the Certificate of Incorporation of the Corporation, filed with the minutes of the Corporation, and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as set forth in the attached Amended and Restated Certificate of Incorporation.

3. That thereafter, the sole stockholder of the Corporation approved such amendment and restatement in accordance with Section 228 of the General Corporation Law of the State of Delaware (“DGCL”).

4. That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of DGCL. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as follows in the attached Exhibit A.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 9th day of November, 2007.

NEW ABRAXIS, INC.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong, President

EXHIBIT A

ARTICLE I

The name of the corporation is New Abraxis, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 106,000,000, consisting of 100,000,000 shares of common stock, $.001 par value per share (“Common Stock”), and 6,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”).

B. Any of the shares of Preferred Stock may be issued from time to time in one or more series. The rights privileges, preferences and restrictions of any such series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided herein, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

ARTICLE V

A. Common Stock. Except as expressly set forth in this Certificate of Incorporation, the shares of Common Stock have voting rights of one vote per share on all matters, and are entitled to receive the net assets of the Corporation upon liquidation.

B. Repurchase of Shares. Subject to Delaware law, this Corporation is authorized to purchase shares of Common Stock from holders thereof pursuant to arrangements approved by the Board of Directors, without taking into account the preferential liquidation rights of holders of Preferred Stock set forth herein when applying the provisions of the DGCL to determine the lawfulness of the purchase.

ARTICLE VI

A. Indemnification. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Articles VII.A does not affect the availability of equitable remedies for breach of fiduciary duties.

B. Amendments. Any amendment, change or repeal of this Section shall only be prospective and no amendment, change or repeal hereof shall adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

The Board of Directors is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Pursuant to Section 203(b)(1) of the DGCL, the Corporation hereby expressly opts not to be governed by DGCL Section 203.

ARTICLE X

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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